Filed Pursuant to Rule 424(b)(5)
Registration No. 333-135752
A filing fee of $30,602, calculated in accordance with Rule 457(r), has been transmitted to the Securities and Exchange Commission in connection with the shares of common stock offered by means of this prospectus supplement and the accompanying prospectus from the registration statement filed July 13, 2006. The proposed maximum aggregate offering price has been calculated as 20,000,000 shares multiplied by $14.30 per share (the average of the high and low prices of our common stock on The New York Stock Exchange on August 10, 2006). This paragraph shall be deemed to update the “Calculation of Registration Fee” table in the registration statement referred to above.
PROSPECTUS SUPPLEMENT
(To Prospectus Dated July 13, 2006)

20,000,000 Shares
Common Stock

The common stock is listed on the New York Stock Exchange under the symbol “SRP.” The last reported sale price of our common stock on August 9, 2006 was $14.50 per share.

See “Risk Factors” on page S-3 of this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2005 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, which are incorporated by reference herein, to learn about risks you should consider before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriter has agreed to purchase the common stock from us at a price of $14.03 per share which will result in approximately $280 million of proceeds to us. The underwriter may also purchase up to an additional 3,000,000 shares at the same price per share within 30 days from the date of this prospectus supplement to cover over-allotments. If this option were exercised in full, we would receive approximately $42 million of additional proceeds.

The underwriter may offer the common stock in transactions on the New York Stock Exchange, in the over-the-counter market or through negotiated transactions at market price or at negotiated prices.

The common stock is expected to be ready for delivery through the facilities of The Depository Trust Company on or about August 15, 2006.

Deutsche Bank Securities

The date of this prospectus supplement is August 9, 2006

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described in the accompanying prospectus under the headings “Where You Can Find More Information” and “Incorporation Of Information We File With The Securities And Exchange Commission.”

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus

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supplement. See “Incorporation Of Information We File With The Securities And Exchange Commission” in the accompanying prospectus.

You should rely only on the information in this prospectus supplement, the accompanying prospectus, any free writing prospectus relating to this offering and the documents incorporated by reference into this prospectus supplement and accompanying prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of those documents. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the shares of our common stock or possession or distribution of this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference in that jurisdiction. Persons who come into possession of this prospectus supplement and the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement and the accompanying prospectus applicable to that jurisdiction.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information about our company. It is not complete and does not contain all the information that you should consider before investing in our common stock. You should read all of this prospectus supplement, the accompanying prospectus and the documents incorporated by reference to fully understand our company. In this prospectus supplement, when we refer to “Sierra Pacific,” “the Company,” “we,” “our” and “us,” we mean Sierra Pacific Resources, a Nevada corporation, and not Sierra Pacific Resources and its subsidiaries on a consolidated basis. Nevada Power Company and Sierra Pacific Power Company are referred to in this prospectus supplement as “NPC” and “SPPC,” respectively, and together as the “Utilities.”

Sierra Pacific Resources

We engage primarily in the power and energy businesses through several regulated subsidiaries. We completed a merger with NPC in July 1999, combining the two largest regulated electric utility companies in the state of Nevada. As of the date of this prospectus supplement, we serve approximately 95% of Nevada residents, providing electricity and/or gas to approximately 1.1 million customers in service territories that cover northern and southern Nevada and the Lake Tahoe region of California. In addition to NPC and SPPC, we also operate several non-regulated businesses.

Our Subsidiaries

Nevada Power Company, our wholly owned subsidiary, is a public utility engaged in the distribution, transmission, generation and sale of electric energy to approximately 774,000 customers in southern Nevada. NPC has a total generating capacity of 3,066 MW from 27 gas, oil and coal generating units in its generating plants and serves customers in the communities of Las Vegas, North Las Vegas, Henderson, Searchlight, Laughlin and adjoining areas, including Nellis Air Force Base and the Department of Energy’s Nevada Test Site in Nye County.

Sierra Pacific Power Company, our wholly owned subsidiary, is a public utility primarily engaged in the distribution, transmission, generation and sale of electric energy and natural gas in Nevada. SPPC has a total generating capacity of 1,045 MW of coal and natural gas/oil fired generating plants and provides electricity to approximately 353,000 customers in a 50,000 square mile service area in western, central and northeastern Nevada, including the cities of Reno, Sparks, Carson City and Elko, and a portion of eastern California, including the Lake Tahoe area. SPPC also provides natural gas service in Nevada to approximately 140,000 customers in an area of about 600 square miles in Nevada’s Reno/Sparks area.

Tuscarora Gas Pipeline Company is a joint venture partner with TransCanada Pipelines Ltd. in the operation of a 229 mile natural gas pipeline regulated by the Federal Energy Regulatory Commission that serves Reno, northern Nevada and northeastern California. On July 10, 2006, we announced our decision to explore the potential opportunities for the sale of our 50 percent interest in the Tuscarora Gas Transmission Company.

We also operate non-utility businesses which, collectively, do not comprise a material amount of our total revenues or total assets.

We are incorporated in Nevada. Our principal executive offices are located at 6100 Neil Road, Reno, Nevada 89520 and our telephone number is 775-834-3600.

The Offering

Issuer	Sierra Pacific Resources

Common stock offered by us	20,000,000 shares (and an additional 3,000,000 shares of common stock if the underwriter exercises its over-allotment option in full)

Common stock to be outstanding after this offering	220,921,764 shares

Use of Proceeds	We estimate that we will receive net proceeds of this offering, without the exercise of the underwriter’s over-allotment option, of approximately $280 million (approximately $322 million if the underwriter’s over-allotment option is exercised in full), after deducting estimated expenses payable by us. We intend to use the net proceeds to make a capital contribution to NPC of at least $200 million to be used to repay indebtedness. The remaining proceeds will be invested in short-term instruments pending their use, which may be for additional capital contributions to one or both Utilities, for the repayment of a portion of our indebtedness, and/or for general corporate purposes.

NYSE symbol	SRP

Risk factors	See “Risk Factors” on page S-3 of this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2005, which we refer to as our 2005 Form 10-K, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, which are incorporated by reference herein, to learn about risks you should consider before investing in our common stock.

Dividends from Subsidiaries	See “Dividends From Subsidiaries” on page S-3 of this prospectus supplement and Note 9, Debt Covenant Restrictions of the Notes to Financial Statements, in our 2005 Form 10-K and Note 10, Debt Covenant Restrictions of the Condensed Notes to Financial Statements, in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, which are incorporated by reference herein, for a description of the ability of our subsidiaries to pay dividends to us.

In this summary, we calculated the number of shares of our common stock to be outstanding after this offering as of August 8, 2006. In calculating that number of shares, we did not take into account shares issuable upon exercise of currently outstanding stock options held by our employees, executive officers and directors. The number of shares outstanding after the offering assumes that the underwriter’s over-allotment is not exercised. If the underwriter exercises its over-allotment option in full, we will issue and sell and additional 3,000,000 shares. For more information, see “Underwriting” below.

RISK FACTORS

In addition to the other information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus, you should carefully consider the “Risk Factors” sections in our 2005 Form 10-K as supplemented by our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006, as well as the following risk factors, before you decide to invest in our common stock.

We are a holding company with no significant operations of our own. If we are precluded from receiving dividends from the Utilities, our financial condition and ability to meet our debt service obligations will be materially adversely affected.

We are a holding company with no significant operations of our own. Our cash flows are substantially derived from dividends paid to us by the Utilities, which are typically utilized to service our debt and pay dividends on our common stock, with the balance, if any, reinvested in our subsidiaries as contributions to capital. The Utilities are subject to restrictions on their ability to pay dividends to us under the terms of certain of their respective financing agreements. In addition, certain provisions of the Federal Power Act could, depending on the interpretation thereof, limit or prohibit the payment of dividends by the Utilities to us. Finally, the Public Utilities Commission of Nevada (“PUCN”) has issued an order to the effect that, until the senior secured debt of each of the Utilities obtains investment grade status from at least two rating agencies, the Utilities’ combined annual dividend payments to us are limited to our actual debt service requirements. See “Dividends From Subsidiaries” below.

The market price for our common stock is uncertain.

It is impossible to know whether the market price of our common stock will rise or fall. Numerous factors influence the trading price of our common stock. These factors include changes in our financial condition, results of operations or future prospects. Additionally, complex and interrelated political, economic, financial and other factors can negatively affect the capital markets generally, the stock exchange on which our common stock is traded and the market segments of which we are a part.

Our corporate documents, Nevada law and existing debt arrangements contain provisions that could discourage, delay or prevent a change in control of our Company even if some stockholders might consider such a development favorable, which may adversely affect the price of our common stock.

Provisions in our restated and amended articles of incorporation and our by-laws may discourage, delay or prevent a merger or acquisition involving us that our stockholders may consider favorable.

In addition, we are also subject to the anti-takeover provisions of Nevada’s Control Share Acquisition Act (Nevada Revised Statutes 78.378-78.3793), which would prohibit an acquiror, under certain circumstances, from voting shares of our stock after crossing specific threshold ownership percentages, unless the acquiror obtains the approval of the our stockholders. The first such threshold is the acquisition of at least one-fifth but less than one-third of the outstanding voting power.

We are also subject to Nevada’s Combination with Interested Stockholders Statute (Nevada Revised Statutes 78.411-78.444) which prohibits an “interested stockholder” from entering into a “combination” with us unless certain conditions are met. An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior three years, did beneficially own) 10% or more of the our voting stock.

Nevada law provides that no person may acquire direct or indirect control of an entity that holds a controlling interest in a public utility without the prior approval of the PUCN. Nevada law, however, permits the transfer of not more than 25 percent of the Common Stock of an entity that holds a controlling interest in a public utility without the prior approval of the PUCN. We hold a controlling interest in both NPC and SPPC, which are public utilities in Nevada. Accordingly, no person may acquire 25 percent or more of the Common Stock without first obtaining the approval of the PUCN. Any transaction that violates such restriction is not valid for any purpose.

Upon a change of control, the holders of the Utilities’ and our existing debt instruments and the lenders under the Utilities’ existing credit facilities may have the right to require us to redeem notes or repay our outstanding obligations. These provisions in our debt instruments and credit facilities may deter a change in control transaction that would result in an increase in the trading price of our common stock, and accordingly, these provisions may adversely affect the price of our common stock.

DIVIDENDS FROM SUBSIDIARIES

Since we are a holding company, substantially all of our cash flow is provided by dividends paid to us by NPC and SPPC on their common stock, all of which is owned by us. Since NPC and SPPC are public utilities, they are subject to regulation by state utility commissions, which may impose limits on investment returns or otherwise impact the amount of dividends that the Utilities may declare and pay, and to a federal statutory limitation on the payment of dividends. In addition, certain agreements entered into by the Utilities set restrictions on the amount of dividends they may declare and pay and restrict the circumstances under which such dividends may be declared and paid. The specific restrictions on dividends contained in agreements to which NPC and SPPC are a party, as well as specific regulatory limitations on dividends, are summarized below.

Material Dividend Restrictions Applicable to Nevada Power Company

The following notes and credit agreement limit the amount of payments in respect of common stock that NPC may make to us:

•	NPC’s Second Amended and Restated Revolving Credit Agreement, which was amended and restated on November 4, 2005 and further amended on April 19, 2006,

•	NPC’s 5 7/8% General and Refunding Mortgage Notes, Series L, due 2015, which were issued on November 16, 2004,

•	NPC’s 6 1/2% General and Refunding Mortgage Notes, Series I, due 2012, which were issued on April 7, 2004, and

•	NPC’s 9% General and Refunding Mortgage Notes, Series G, due 2013, which were issued on August 13, 2003.

However, the dividend payment limitation does not apply to payments by NPC to enable us to pay our reasonable fees and expenses, provided that:

•	those payments do not exceed $60 million for any one calendar year,

•	those payments comply with any regulatory restrictions then applicable to NPC, and

•	the ratio of consolidated cash flow to fixed charges for NPC’s most recently ended four full fiscal quarters immediately preceding the date of payment is at least 1.75 to 1.

The terms of the various series of notes and the Second Amended and Restated Revolving Credit Agreement also permit NPC to make payments to us in excess of the amounts payable discussed above in an aggregate amount not to exceed:

•	under the Series G, Series I and Series L Notes, $25 million from the date of the issuance of the Series G, Series I and Series L Notes, respectively, and

•	under the Second Amended and Restated Revolving Credit Agreement, $50 million from the date of the establishment of the Second Amended and Restated Revolving Credit Agreement.

In addition, NPC may make payments to us in excess of the amounts described above so long as, at the time of payment and after giving effect to the payment:

i. there are no defaults or events of default with respect to the Series G, I and L Notes or the Second Amended and Restated Revolving Credit Agreement,

ii. NPC has a ratio of consolidated cash flow to fixed charges for NPC’s most recently ended four full fiscal quarters immediately preceding the payment date of at least 2 to 1, and

iii. the total amount of such dividends is less than:

•	the sum of 50% of NPC’s consolidated net income measured on a quarterly basis cumulative of all quarters from the date of issuance of the applicable series of notes or Credit Agreement, plus

•	100% of NPC’s aggregate net cash proceeds from contributions to its common equity capital or the issuance or sale of certain equity or convertible debt securities of NPC, plus

•	the lesser of cash return of capital or the initial amount of certain restricted investments, plus

•	the fair market value of NPC’s investment in certain subsidiaries.

Since NPC meets (i) and (ii) above, NPC would have been able to pay up to a maximum of $52 million to us as of June 30, 2006.

If NPC’s Series G Notes, Series I Notes, or Series L Notes are upgraded to investment grade by both Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Rating Group, Inc. (“S&P”), the dividend restrictions described above will be suspended and will no longer be in effect so long as the applicable series of notes remains investment grade. If NPC’s General and Refunding Mortgage Bonds, Series K, which serve as collateral under NPC’s Second Amended and Restated Credit Agreement (the “Series K Bonds”), are upgraded to investment grade by any two of Moody’s, S&P and Fitch Ratings (“Fitch”), the dividend restrictions in NPC’s Second Amended and Restated Credit Agreement, described above, will be suspended and will no longer be in effect so long as the Series K Bonds remain investment grade.

Material Dividend Restrictions Applicable to Sierra Pacific Power Company

•	The following notes and credit facility limit the amount of payments in respect of common stock that SPPC may make to us:

•	SPPC’s Amended and Restated Revolving Credit Agreement, which was amended and restated on November 4, 2005 and further amended on April 19, 2006, and

•	SPPC’s 6 1/4% General and Refunding Mortgage Notes, Series H, due 2012, which were issued on April 16, 2004.

However, the dividend payment limitation does not apply to payments by SPPC to enable us to pay our reasonable fees and expenses provided that:

•	those payments do not exceed $50 million for any one calendar year,

•	those payments comply with any regulatory restrictions then applicable to SPPC, and

•	the ratio of consolidated cash flow to fixed charges for SPPC’s most recently ended four full fiscal quarters immediately preceding the date of payment is at least 1.75 to 1.

The terms of the Series H Notes also permit SPPC to make payments to us in excess of the amounts payable discussed above in an aggregate amount not to exceed $25 million from the date of the issuance of the Series H Notes. The terms of the Amended and Restated Revolving Credit Agreement also permit SPPC to make payments to us in excess of the amounts payable above in an aggregate amount not to exceed $50 million from the date of the establishment of the Amended and Restated Revolving Credit Agreement.

In addition, SPPC may make payments to us in excess of the amounts described above so long as, at the time of payment and after giving effect to the payment:

i. there are no defaults or events of default with respect to the Series H Notes or the Amended and Restated Revolving Credit Agreement,

ii. SPPC has a ratio of consolidated cash flow to fixed charges for SPPC’s most recently ended four full fiscal quarters immediately preceding the payment date of at least 2 to 1, and

iii. the total amount of such dividends is less than:

•	the sum of 50% of SPPC’s consolidated net income measured on a quarterly basis cumulative of all quarters from the date of issuance of the Series H Notes or the establishment of the Amended and Restated Revolving Credit Agreement, plus

•	100% of SPPC’s aggregate net cash proceeds from contributions to its common equity capital or the issuance or sale of certain equity or convertible debt securities of SPPC, plus

•	the lesser of cash return of capital or the initial amount of certain restricted investments, plus

•	the fair market value of SPPC’s investment in certain subsidiaries.

Since SPPC meets (i) and (ii) above, SPPC would be able to pay up to a maximum of $52 million to us as of June 30, 2006.

If SPPC’s Series H Notes are upgraded to investment grade by both Moody’s and S&P, the dividend restrictions described above will be suspended and will no longer be in effect so long as the Series H Notes remain investment grade. If SPPC’s General and Refunding Mortgage Bonds, Series L, which serve as collateral under SPPC’s Amended and Restated Credit Agreement (the “Series L Bonds”), are upgraded to investment grade by any two of Moody’s, S&P and Fitch, the dividend restrictions in SPPC’s Amended and Restated Credit Agreement, decribed above, will be suspended and will no longer be in effect so long as the Series L Bonds remain investment grade.

Dividend Restrictions Applicable to the Utilities

•	On February 28, 2006, the PUCN issued an order in connection with its authorization of the issuance of long-term debt securities by each of the Utilities. The PUCN order, for NPC Docket 05-10025 and for SPPC Docket 05-10024, limits the Utilities’ combined annual dividend payments to us to our actual cash debt service payments, until the Utilities’ senior secured debt obtains investment grade status from at least two rating agencies.

•	The Utilities are subject to the provision of the Federal Power Act that states that dividends cannot be paid out of funds that are properly included in their capital account. Although the meaning of this provision is unclear, the Utilities believe that the Federal Power Act restriction, as applied to their particular circumstances, would not be construed or applied by the FERC to prohibit the payment of dividends for lawful and legitimate business purposes from current year earnings, or in the absence of current year earnings, from other/additional paid-in capital accounts. If, however, the FERC were to interpret this provision differently, the ability of the Utilities to pay dividends to us could be jeopardized.

USE OF PROCEEDS

We estimate that we will receive net proceeds of this offering, without the exercise of the underwriter’s over-allotment option, of approximately $280 million (approximately $322 million if the underwriter’s over-allotment option is exercised in full), after deducting estimated expenses payable by us. We intend to use the net proceeds to make a capital contribution to NPC of at least $200 million to be used to repay indebtedness. The remaining proceeds will be invested in short-term instruments pending their use, which may be for additional capital contributions to one or both Utilities, for the repayment of a portion of our indebtedness, and/or for general corporate purposes.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is traded on the New York Stock Exchange under the symbol “SRP.” The following table sets forth the high and low reported sale prices per share of the common stock in the consolidated transaction reporting system in “The Dow Jones News Referral Service” for the stated quarters. For similar information for prior periods, please refer to the table under the caption “Market For Registrant’s Common Equity, Related Stockholder Matters And Issuer Purchases Of Equity Securities (SPR)” in our 2005 Form 10-K.

Year Ended December 31, 2006	High	Low

Third Quarter (through August 9, 2006)	$14.64	$13.30
Second Quarter	14.35	12.68
First Quarter	14.60	12.68

On August 9, 2006, the last reported sale price of the common stock was $14.50 per share.

The Board of Directors (the “Board”) last declared a dividend on our common stock on February 6, 2002. Since that time, the Board has determined not to pay a dividend on our common stock. Dividends are considered periodically by our Board and are subject to factors that ordinarily affect dividend policy, such as current and prospective earnings, current and prospective business conditions, regulatory factors, our financial conditions and other matters within the discretion of the Board, as well as dividend restrictions set forth in our 8 5/8% Senior Notes due 2014, 7.803% Senior Notes due 2012 and 6.75% Senior Notes due 2017 and dividend restrictions applicable to our subsidiaries. The Board will continue to review the factors described above on a periodic basis to determine if and when it would be prudent to declare a dividend on our common stock. There is no guarantee that dividends will be paid in the future, or that, if paid, the dividends will be paid at the same amount or with the same frequency as in the past. See “Dividends From Subsidiaries” above for information regarding restrictions on the Utilities’ ability to pay dividends to us, including a PUCN order which currently limits such dividends to amounts we require for our debt service obligations.

UNDERWRITING

We and Deutsche Bank Securities Inc. have entered into an underwriting agreement with respect to the shares of common stock being offered and sold in this offering. Subject to certain conditions contained in an underwriting agreement, such as the receipt by the underwriter of officers’ certificates and legal opinions, the underwriter has agreed to purchase the number of shares indicated on the cover page of this prospectus supplement.

The underwriter proposes to offer the shares of common stock offered hereby from time to time for sale in one or more transactions on the NYSE, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. In connection with the sale of the shares of common stock, the underwriter may be deemed to have received compensation in the form of underwriting discounts. The underwriter may effect such transactions by selling shares of common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of shares of common stock for whom they may act as agents or to whom they may sell as principal.

The underwriter may receive from purchasers of the shares normal brokerage commissions or discounts in amounts agreed with such purchasers.

In connection with the offering, the underwriter may purchase and sell shares of common stock in the open market. These transactions may include short sales and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of shares than it is required to purchase in the offering. The underwriter will need to close out any short sale by purchasing shares in the open market. The underwriter is likely to create a short position if it is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering.

Purchases to cover a short position, as well as other purchases by the underwriter for its own account, may have the effect of preventing or retarding a decline in the market price of the company’s common stock, and may maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock in the open market may be higher than the price that otherwise might exist. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on NYSE, in the over-the-counter market or otherwise.

We have granted an option to the underwriter to purchase up to an aggregate of 3,000,000 additional shares of our common stock. The underwriter may exercise this option for 30 days from the date of this prospectus supplement solely to cover any over-allotments.

The Company has agreed with the underwriter, subject to certain exceptions, not to offer, sell or otherwise dispose of or hedge its common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement (subject to extension in certain circumstances), except with the prior written consent of the underwriter.

The Company’s officers have agreed with the underwriter not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 60 days after the date of this prospectus supplement (subject to extension in certain circumstances), except with the prior written consent of the underwriter.

We estimate that our share of the total expenses of this offering will be approximately $200,000.

The Company has agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933.

The underwriter and its affiliates have provided investment banking, commercial banking and financial advisory services to us and our subsidiaries, NPC and SPPC, from time to time for which they have received customary fees and reimbursements of expenses and may in the future provide additional services. The underwriter is a lender under the Revolving Credit Facilities of both NPC and SPPC. The underwriter was an initial purchaser of NPC’s 6.650% General and Refunding Mortgage Notes, Series N, due 2036 and NPC’s 6.50% General and Refunding Mortgage Notes, Series O, due 2018. Deutsche Bank Trust Company Americas, an affiliate of the underwriter, serves as trustee under NPC’s First Mortgage Indenture. The underwriter acted as a Dealer Manager in connection with the conversion offer of our 7.25% Convertible Notes due 2010, launched August 3, 2005.

LEGAL OPINIONS

Certain legal matters will be passed upon for us by Choate, Hall & Stewart LLP, Boston, Massachusetts. Matters of Nevada law will be passed upon by Woodburn and Wedge, Reno, Nevada. Certain legal matters in connection with the offered securities will be passed upon for the underwriter by Dewey Ballantine LLP, New York, New York.

COMMON STOCK
DEBT SECURITIES

Sierra Pacific Resources is a Nevada corporation.

Sierra Pacific Resources may offer shares of common stock and debt securities from time to time. We will provide specific terms of any offering in supplements to this prospectus. You should read this prospectus and the prospectus supplement carefully before you invest.

Additional information on our plan of distribution can be found inside under “Plan of Distribution.” We will further describe the plan of distribution for any securities offered hereunder in the applicable prospectus supplement.

The common stock of Sierra Pacific Resources is listed on the New York Stock Exchange under the symbol “SRP.”

Investing in these securities involves certain risks. See “Risk Factors” beginning on page 1.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is July 13, 2006.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a shelf registration process. Under this shelf process, we may offer the common stock and debt securities described in this prospectus in one or more offerings. In this prospectus, we refer to the common stock and debt securities collectively as the “securities.” This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement and, if applicable, a pricing supplement. The prospectus supplement and any applicable pricing supplement will describe the specific amounts, prices and terms of the debt securities being offered and, in the case of the common stock, will describe the offering price of the common stock. The prospectus supplement and any applicable pricing supplement may also add to, update or change the information in this prospectus. It is important for you to read and consider all information contained or incorporated by reference in this prospectus, the applicable prospectus supplement and any applicable pricing supplement. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find More Information” in this prospectus.

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus, the applicable prospectus supplement or any applicable pricing supplement, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus, or that the information contained or incorporated by reference in this prospectus is correct as of any time subsequent to the date of such information.

The distribution of this prospectus, the applicable prospectus supplement and any applicable pricing supplement and the offering of the securities in certain jurisdictions may be restricted by law. This prospectus does not constitute an offer, or any invitation on our behalf, to subscribe to or purchase any of the securities, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

RISK FACTORS

Investing in our securities involves risks. You are urged to read and carefully consider the information under the heading “Risk Factors” in:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which is incorporated by reference into this prospectus;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, which is incorporated by reference into this prospectus; and

•	documents we file with the Securities and Exchange Commission after the date of this prospectus and which are deemed incorporated by reference into this prospectus.

Before making an investment decision, you should carefully consider these risks as well as other information we incorporate by reference in this prospectus. The risks and uncertainties that we have described are not the only ones facing us or Nevada Power Company (“NPC”) or Sierra Pacific Power Company (“SPPC” and, together with NPC, the “Utilities”). The prospectus supplement applicable to each type or series of securities we offer under this registration statement will contain additional information about risks applicable to an investment our company and the particular type of securities we are offering under that prospectus supplement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements included or incorporated by reference in this prospectus are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), which represent our expectations or beliefs concerning future events. When used in this prospectus, the words “expects,” “plans,” “anticipates,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements contained or incorporated by reference in this prospectus are based upon information available to us on the date of this prospectus. We undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or our expectations. In addition to the specific factors discussed in the “Risk Factors” section of this prospectus and our reports that are incorporated by reference, the following are factors that could cause our actual results or those of the Utilities to differ materially from those contemplated in any forward-looking statement:

•	wholesale market conditions, including availability of power on the spot market, which affect the prices the Utilities have to pay for power as well as the prices at which the Utilities can sell any excess power;

•	whether the Utilities will be able to continue to obtain fuel, power and natural gas from their suppliers on favorable payment terms and favorable prices, particularly in the event of unanticipated power demands (for example, due to unseasonably hot weather), sharp increases in the prices for fuel, power and/or natural gas, or a ratings downgrade;

•	the ability of us, NPC and SPPC to maintain access to the capital markets to support their requirements for working capital, including amounts necessary to finance deferred energy costs, as well as for construction and acquisition costs and other capital expenditures, particularly in the event of unfavorable rulings by the Public Utilities Commission of Nevada (“PUCN”), a downgrade of the current debt ratings of us, NPC, or SPPC and/or adverse developments with respect to the Utilities’ power and fuel suppliers;

•	unfavorable or untimely rulings in rate cases filed and to be filed by the Utilities with the PUCN, including the periodic applications to recover costs for fuel and purchased power that have been recorded by the Utilities in their deferred energy accounts, and deferred natural gas recorded by SPPC for its gas distribution business;

•	unseasonable weather and other natural phenomena, which, in addition to impacting the Utilities customers’ demand for power, can have potentially serious impacts on the Utilities’ ability to procure adequate supplies of fuel or purchased power to serve their respective customers and on the cost of procuring such supplies;

•	whether the Utilities will be successful in obtaining PUCN approval to recover the outstanding balance of their other regulatory assets and other merger costs recorded in connection with the 1999 merger between us and NPC in a future general rate case;

•	whether the Utilities will be able to continue to pay us dividends under the terms of their respective financing and credit agreements, their regulatory order from the PUCN, limitations imposed by the Federal Power Act and, in the case of SPPC, under the terms of SPPC’s restated articles of incorporation;

•	the final outcome of SPPC’s pending lawsuit in Nevada state court seeking to reverse the PUCN’s 2004 decision on SPPC’s 2003 General Rate case disallowing the recovery of a portion of SPPC’s costs, expenses and investment in the Piñon Pine Project;

•	the final outcome of NPC’s pending lawsuit in Nevada state court seeking to reverse portions of the PUCN’s 2002 order denying the recovery of NPC’s deferred energy costs;

•	the effect that any future terrorist attacks, wars, threats of war, or epidemics may have on the tourism and gaming industries in Nevada, particularly in Las Vegas, as well as on the economy in general;

•	industrial, commercial, and residential growth in the service territories of the Utilities;

•	employee workforce factors, including changes in collective bargaining unit agreements, strikes or work stoppages;

•	the effect of existing or future Nevada, California or federal legislation or regulations affecting electric industry restructuring, including laws or regulations which could allow additional customers to choose new electricity suppliers or change the conditions under which they may do so;

•	changes in the business or power demands of the Utilities’ major customers, including those engaged in gold mining or gaming, which may result in changes in the demand for services of the Utilities, including the effect on the Nevada gaming industry of the opening of additional Indian gaming establishments in California and other states;

•	the financial decline of any significant customers;

•	changes in environmental laws or regulations, including the imposition of significant new limits on mercury and other emissions from coal-fired power plants;

•	changes in tax or accounting matters or other laws and regulations to which we or the Utilities are subject;

•	future economic conditions, including inflation rates and monetary policy;

•	financial market conditions, including changes in availability of capital or interest rate fluctuations; and

•	unusual or unanticipated changes in normal business operations, including unusual maintenance or repairs.

Additional information concerning these and other factors is contained in our Securities and Exchange Commission filings, including but not limited to our Forms 10-K, 10-Q and 8-K, which are incorporated by reference into this prospectus and which we urge you to read.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and file reports and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information filed by us with the Securities and Exchange Commission can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.

Information on the public reference rooms and their copy charges may be obtained from the Securities and Exchange Commission by calling 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, including us, that have been filed electronically with the Securities and Exchange Commission. Our common stock is listed and traded on the New York Stock Exchange (the “NYSE”). You may also inspect the information we file with the Securities and Exchange Commission at the NYSE’s offices at 20 Broad Street, New York, New York 10005. Information about us, including our Securities and Exchange Commission filings, is also available on our website at www.sierrapacificresources.com. The contents of our website are not incorporated into this prospectus or any accompanying prospectus supplement.

We have filed a registration statement on Form S-3 with the Securities and Exchange Commission covering the securities. This prospectus is part of that registration statement. As allowed by the Securities and Exchange Commission’s rules, this prospectus does not contain all of the information you can find in the registration statement and the exhibits to the registration statement. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

INCORPORATION OF INFORMATION WE FILE WITH THE
SECURITIES AND EXCHANGE COMMISSION

The Securities and Exchange Commission allows us to “incorporate by reference” in this prospectus the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the Securities and Exchange Commission will automatically update and supersede information contained in documents filed earlier with the Securities and Exchange Commission or contained in this prospectus. We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the termination of the offering under this prospectus; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been “furnished” and not “filed” in accordance with Securities and Exchange Commission rules:

•	Annual Report on Form 10-K for the year ended December 31, 2005;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2006; and

•	Current Reports on Form 8-K filed January 10, 2006, January 11, 2006, January 12, 2006, January 17, 2006, January 18, 2006, January 20, 2006, January 25, 2006, January 31, 2006, February 1, 2006, February 21, 2006, March 10, 2006, March 21, 2006, March 23, 2006, March 31, 2006, April 3, 2006, April 4, 2006, April 13, 2006, April 20, 2006, April 21, 2006, April 28, 2006, May 11, 2006, May 12, 2006, May 26, 2006, June 8, 2006, June 19, 2006, June 22, 2006, June 27, 2006, June 29, 2006, June 30, 2006 and July 3, 2006.

You may request a copy of any filings referred to above (excluding certain exhibits to the documents), at no cost, by writing or telephoning us at the following address:

Sierra Pacific Resources
Attention: Assistant Treasurer
P.O. Box 30150
6100 Neil Road
Reno, Nevada 89520
Telephone: (702) 367-5000

SIERRA PACIFIC RESOURCES

We engage primarily in the power and energy businesses through several regulated subsidiaries. We completed a merger with NPC in July 1999, combining the two largest regulated electric utility companies in the state of Nevada. As of the date of this prospectus, we serve approximately 95% of Nevada residents, providing electricity and/or gas to approximately 1.1 million customers in service territories that cover northern and southern Nevada and the Lake Tahoe region of California. In addition to NPC and SPPC, we also operate several non-regulated businesses.

Our Subsidiaries

Nevada Power Company, our wholly owned subsidiary, is a public utility engaged in the distribution, transmission, generation and sale of electric energy to approximately 774,000 customers in southern Nevada. NPC has a total generating capacity of 3,066 MW from 27 gas, oil and coal generating units in its generating plants and serves customers in the communities of Las Vegas, North Las Vegas, Henderson, Searchlight, Laughlin and adjoining areas, including Nellis Air Force Base and the Department of Energy’s Nevada Test Site in Nye County.

Sierra Pacific Power Company, our wholly owned subsidiary is a public utility primarily engaged in the distribution, transmission, generation and sale of electric energy and natural gas in Nevada. SPPC has a total generating capacity of 1,045 MW of coal and natural gas/oil fired generating plants and provides electricity to approximately 353,000 customers in a 50,000 square mile service area in western, central and northeastern

Nevada, including the cities of Reno, Sparks, Carson City and Elko, and a portion of eastern California, including the Lake Tahoe area. SPPC also provides natural gas service in Nevada to approximately 140,000 customers in an area of about 600 square miles in Nevada’s Reno/Sparks area.

Tuscarora Gas Pipeline Company is a joint venture partner with TransCanada Pipelines Ltd. in the operation of a 229 mile natural gas pipeline regulated by the Federal Energy Regulatory Commission (“FERC”) that serves Reno, northern Nevada and northeastern California.

We also operate non-utility businesses which, collectively, do not comprise a material amount of our total revenues or total assets.

We are incorporated in Nevada. Our principal executive offices are located at 6100 Neil Road, Reno, Nevada 89520 and our telephone number is 775-834-3600.

In this prospectus, “Sierra Pacific,” the “Company,” “we,” “us,” and “our” refer specifically to Sierra Pacific Resources, the holding company.

Dividends from Subsidiaries

Since we are a holding company, substantially all of our cash flow is provided by dividends paid to us by NPC and SPPC on their common stock, all of which is owned by us. Since NPC and SPPC are public utilities, they are subject to regulation by state utility commissions, which may impose limits on investment returns or otherwise impact the amount of dividends that the Utilities may declare and pay, and to a federal statutory limitation on the payment of dividends. In addition, certain agreements entered into by the Utilities set restrictions on the amount of dividends they may declare and pay and restrict the circumstances under which such dividends may be declared and paid. The specific restrictions on dividends contained in agreements to which NPC and SPPC are party, as well as specific regulatory limitations on dividends, can be found in our Forms 10-K, 10-Q and 8-K, which are incorporated by reference into this prospectus. The prospectus supplement applicable to each offering of securities under this registration statement will contain additional information regarding dividend restrictions applicable to NPC and SPPC.

USE OF PROCEEDS

We intend to use the proceeds from the issuance of these securities to refinance, discharge and/or refund our existing indebtedness, to make capital contributions to our subsidiaries, and for general corporate purposes.

The specific allocations of the proceeds we receive from the sale of our securities will be described in the applicable prospectus supplement.

DESCRIPTION OF COMMON STOCK

General

The authorized capital stock of Sierra Pacific Resources consists of 350,000,000 shares of Common Stock, $1.00 par value per share. The Company’s Common Stock is listed on the NYSE under the trading symbol “SRP.” The following description of the Common Stock summarizes provisions of, and is qualified in its entirety by reference to, the Company’s Articles of Incorporation and the laws of the State of Nevada.

All shares of Common Stock participate equally with respect to dividends and rank equally upon liquidation. Each share of Common Stock is entitled to one vote per share at all meetings of stockholders. The Common Stock has no preemptive rights and does not have cumulative voting rights.

The Board is classified, consisting of three classes of equal (or nearly equal) membership serving staggered three-year terms. The vote of the holders of two-thirds of the issued and outstanding shares of Common Stock is required to remove a director or directors from office or to amend the provisions of the Articles of Incorporation relating to election and removal of directors, unless, in the case of such an amendment, two-thirds of the Board approves the amendment, in which case the approval of the holders of a majority of the outstanding Common Stock is required.

The vote of the holders of two-thirds of the issued and outstanding shares of Common Stock, in addition to any class vote required by law, is required to effect certain mergers, sales of assets or stock issuances involving the Company and any holder of more than 10 percent of the Common Stock, unless certain “fair price” criteria and procedural requirements are satisfied or the transaction is approved by a majority of the directors (excluding any director affiliated with such 10 percent stockholder). The vote of the holders of two-thirds of the issued and outstanding shares of Common Stock is required to amend these “fair price” provisions.

Except as described above, the Company may amend its Articles of Incorporation upon the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock.

In the event of any liquidation, dissolution or winding-up of the Company, the holders of Common Stock are entitled to receive pro rata the assets and funds of the Company remaining after satisfaction of all of its creditors.

The Company’s transfer agent and registrar is Wells Fargo Shareowner Services.

Nevada Statutory Provisions

Nevada law provides that no person may acquire direct or indirect control of an entity that holds a controlling interest in a public utility without the prior approval of the PUCN. Nevada law, however, permits the transfer of not more than 25 percent of the Common Stock of an entity that holds a controlling interest in a public utility without the prior approval of the PUCN. The Company holds a controlling interest in both NPC and SPPC, which are public utilities in Nevada. Accordingly, no person may acquire more than 25 percent of the Common Stock without first obtaining the approval of the PUCN. Any transaction that violates such restriction is not valid for any purpose.

The Company is subject to Nevada’s Control Share Acquisition Act (Nevada Revised Statutes 78.378-78.3793), which prohibits an acquiror, under certain circumstances, from voting shares of a corporation’s stock after crossing specific threshold ownership percentages, unless the acquiror obtains the approval of the issuing corporation’s stockholders. The first such threshold is the acquisition of at least one-fifth but less than one-third of the outstanding voting power.

The Company is also subject to Nevada’s Combination with Interested Stockholders Statute (Nevada Revised Statutes 78.411-78.444) which prohibits an “interested stockholder” from entering into a “combination” with the Company, unless certain conditions are met. An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior three years, did beneficially own) 10 percent or more of the Company’s voting stock.

DESCRIPTION OF THE DEBT SECURITIES

General

From time to time we may issue debt securities in one or more series of senior debt securities (“debt securities”). Below is a description of the general terms of the debt securities. The particular terms of a series of debt securities will be described in a prospectus supplement.

Debt securities will be issued under an indenture, as supplemented from time to time (the “indenture”), between us and The Bank of New York, as trustee (the “indenture trustee”). The indenture will be subject to and governed by the Trust Indenture Act of 1939. The Bank of New York also acts as trustee under the general and refunding mortgage indentures of SPPC and NPC.

The indenture does not limit the amount of debt securities that we may issue, nor does it limit us or our subsidiaries from issuing any other unsecured debt. The debt securities will rank equally with all of our unsecured and unsubordinated debt. As a holding company, our cash flows and our ability to service our debt are dependent on the cash flows of our subsidiaries. Our subsidiaries are separate and distinct legal entities and will have no obligation to pay any amounts due under the debt securities. In addition, our two largest subsidiaries, NPC and SPPC, are subject to regulation by state utility commissions, which may impose limitations on investment returns or otherwise impact the amount of dividends which may be declared and paid by those companies, and to a federal statutory limitation on the payment of dividends. Similarly, certain agreements entered into by NPC and SPPC set restrictions on the amount of dividends they may declare and pay and restrict the circumstances under which such dividends may be declared and paid. For a more detailed description of the dividend restrictions applicable to our subsidiaries, see “SIERRA PACIFIC RESOURCES — Dividends from Subsidiaries” above. As a result of these factors, the debt securities will be effectively subordinated to all indebtedness and other liabilities of our subsidiaries.

Terms of the Debt Securities

Each prospectus supplement relating to an offering of a series of debt securities will describe the terms of such debt securities, including:

•	the title and series designation;

•	the aggregate principal amount and authorized denominations of the debt securities;

•	the percentage of principal amount at which the debt securities will be issued;

•	the stated maturity date;

•	any fixed or variable interest rates or rates per annum or the method or procedure for determining the interest rates;

•	the times at which any interest will be payable, the date or dates from which interest will accrue and the regular record dates for interest payments or the method for determining those dates;

•	the principal amount payable, whether at maturity or upon earlier acceleration, and whether the principal amount will be determined with reference to an index, formula or other method;

•	whether the debt securities are denominated or payable in United States dollars;

•	any sinking fund requirements;

•	any terms under which we can redeem the debt securities;

•	any terms for repayment of principal amount at the option of the holder;

•	whether and under what circumstances we will pay additional amounts (“Additional Amounts”) under any debt securities to a person who is not a U.S. person for specified taxes, assessments or other governmental charges and whether we have the option to redeem the affected debt securities rather than pay any Additional Amounts;

•	the form in which we will issue the debt securities, whether registered, bearer or both, and any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of the debt securities in either form;

•	whether the debt securities will be issued in global form, and any terms and conditions under which the debt securities in global form may be exchanged for definitive debt securities;

•	the defeasance provisions, if any, that apply to the debt securities (other than those described herein);

•	the person to whom any interest on a registered security is payable, if that person is not the registered owner of the debt securities, or the manner in which any interest is payable on a bearer security if other than upon presentation of the coupons pertaining thereto, as the case may be;

•	any events of default or covenants not contained in the indenture; and

•	any other specific terms of the debt securities which are not inconsistent with the provisions of the indenture.

Prospective purchasers of debt securities should be aware that special U.S. Federal income tax, accounting and other considerations may be applicable to instruments such as the debt securities. The prospectus supplement relating to an issue of debt securities will describe these considerations, if applicable.

The provisions of the indenture permit us, without the consent of holders of any debt securities, to issue additional debt securities with terms different from those of debt securities previously issued and to reopen a previous series of debt securities and issue additional debt securities of that series.

We will pay or deliver principal and any premium, Additional Amounts, and interest in the manner, at the places and subject to the restrictions described in the indenture, the debt securities and the applicable prospectus supplement.

Consolidation, Merger or Sale

The indenture permits us to merge or consolidate, sell, lease, for a term extending beyond the last stated maturity of debt securities outstanding under the indenture, or convey, transfer or otherwise dispose of all or substantially all of our assets, if the following conditions are satisfied:

•	any successor or acquiror assumes all of our obligations under the indenture and the debt securities;

•	the successor or acquiror is a corporation organized and existing under the laws of any U.S. state; and

•	the successor or acquiror shall not, immediately after such transaction, be in default in the performance of any covenant or condition with respect to the indenture or the debt securities.

The indenture does not prevent or restrict any of the following:

•	consolidation or merger, where after the consummation of which, we would be the surviving entity, or any conveyance or transfer or lease of any part of our properties which does not constitute the entirety or substantially the entirety of these properties; or

•	our approval or our consent to, any consolidation or merger to which any “restricted subsidiary” or any other of our subsidiaries or affiliates, may be a party, or any conveyance, transfer or lease by any of our subsidiaries or affiliates of any of their assets.

The term “restricted subsidiary” is defined in the indenture as any of our operating subsidiaries that account for 10% or more of our consolidated revenues and/or assets.

Modification of Indenture; Waiver

The indenture may be modified or amended by us and the trustee, without notice to or the consent of any holders, with respect to certain matters contained in the indenture including:

•	conveying to the trustee any property or assets as security for one or more series of debt securities;

•	evidencing our succession by another corporation and the assumption by the successor corporation of our covenants, agreements and obligations under the indenture;

•	adding to the covenants of the indenture such further covenants, restrictions, conditions or provisions as our board of directors and the trustee shall consider to be for the protection of holders of debt securities;

•	curing any ambiguity or correcting any inconsistency in the indenture;

•	establishing the form or terms of debt securities of any series;

•	evidencing and providing for the acceptance of appointment by a successor trustee with respect to the debt securities of one or more series;

•	adding or changing any other provisions of the indenture that do not adversely affect the rights of any holder of a debt security of any series, such as providing for uncertificated debt securities; or

•	making any other changes or modifications to the indenture, provided that the rights of the holders of any debt securities created prior to such changes and modifications are not affected.

In addition, under the indenture, we and the trustee may change the rights of holders of a series of debt securities with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each affected series. However, the following changes may be made only with the consent of each holder of any outstanding debt securities affected:

•	changing the stated maturity of those debt securities;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing the amount of or extending the time of payment for any premium payable upon redemption of any securities;

•	changing the place or currency of any payment of principal or interest;

•	impairing the right to bring a suit for the enforcement of any payment on or with respect to those debt securities;

•	modifying or affecting the terms and conditions of our obligations under the indenture in any manner adverse to the holders of debt securities;

•	waiving a default in the payment of the principal of or interest or Additional Amounts, if any, on any debt security; and

•	modifying any of the foregoing requirements, reducing the percentage of holders of debt securities required to consent to any amendment or waiver of any covenant or past default or reducing the requirements for establishing a quorum or voting.

The holders of at least a majority in principal amount of the outstanding debt securities of any series may, with respect to that series, waive past defaults under the indenture and waive our compliance with the provisions of the indenture, except as described under “— Events of Default” below.

Events of Default

Each of the following will be an Event of Default with respect to each series of debt securities issued under the indenture:

•	default in the payment of any principal or premium, when due (except when the failure to make payment when due results from mistake, oversight or transfer difficulties and does not continue for more than three business days);

•	default in the payment of interest or Additional Amounts and the continuance of that default for a period of 30 days;

•	default with respect to any obligation to make payments to a sinking fund, when due (except when the failure to make payment when due results from mistake, oversight or transfer difficulties and does not continue for more than three business days);

•	default in the performance or breach of any other covenant or warranty contained in the indenture or in the debt securities with respect to that series and continuance of the default for a period of 60 days after written notice as provided in the indenture;

•	specified events of bankruptcy, insolvency or reorganization of us which, in the case of a decree or order for relief in an involuntary case, appointment of a receiver, liquidator or similar official or winding up or liquidation of us, remain unstayed and in effect for a period of 60 consecutive days; or

•	any other Event of Default provided in the applicable prospectus supplement.

If an Event of Default with respect to debt securities of any series occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the entire principal amount of all debt securities of such series and the accrued interest thereon due and payable immediately (except, if the Event of Default (i) described in the fourth bullet is with respect to all series of securities then outstanding or (ii) described in the fifth or sixth bullets, occurs and is continuing, then the trustee or holders of at least 25% in principal of all the securities then outstanding under the indenture (treated as one class), may declare the entire principal amount of all debt securities then outstanding under the indenture and accrued interest thereon to be due and payable immediately). Holders of a majority in principal amount of the outstanding debt securities of an affected series may rescind and annul a declaration of acceleration if we deposit with the trustee enough money to cover overdue amounts on the outstanding debt securities other than the amounts that would be due as a result of the acceleration.

Holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any past default or event of default of that series (except with respect to an Event of Default (i) described in the fourth bullet is with respect to all series of securities then outstanding or (ii) described in the fifth or sixth bullets, in which case a majority in principal amount of the securities then outstanding (voting as one class) is required to waive), except defaults or events of default regarding covenants that cannot be modified or amended without the consent of each holder of any outstanding debt securities affected (see “— Modification of Indenture; Waiver” above).

Holders of debt securities may not enforce the indenture or the relevant debt securities except as set forth in the indenture. The trustee under the indenture may refuse to enforce the indenture on the applicable debt securities unless it receives indemnification satisfactory to it. Subject to limitations contained in the indenture, holders of a majority in principal amount of debt securities issued under the indenture may direct the trustee in its exercise of any power granted to it under the indenture.

Notwithstanding any other provision in the indenture (including remedies which are subject to conditions precedent), each holder of debt securities will have the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest, if any, on the holder’s debt securities, when due and to institute suit for the enforcement of payment. Such rights may not be impaired or affected without the consent of such holder.

Limitations upon Liens on Stock of Restricted Subsidiaries

We will not, nor will we permit any “restricted subsidiary” to, create, issue, assume, guarantee or permit to exist any indebtedness for borrowed money secured by a mortgage, security interest, pledge, lien or other encumbrance upon any shares of stock of any restricted subsidiary without effectively providing that the debt securities shall be secured equally and ratably with the indebtedness.

Limitations on the Issuance or Disposition of Stock of Restricted Subsidiaries

We will not, nor will we permit any restricted subsidiary to, issue, sell, assign, transfer or otherwise dispose of, directly or indirectly, any “capital stock” (other than nonvoting preferred stock) of any restricted subsidiary, except for:

•	the purpose of qualifying directors;

•	sales or other dispositions to us or one or more restricted subsidiaries;

•	the disposition of all or any part of the capital stock of any restricted subsidiary for consideration which is at least equal to the fair value of the capital stock as determined by our board of directors (acting in good faith); or

•	an issuance, sale, assignment, transfer or other disposition required to comply with an order of a court or regulatory authority of competent jurisdiction, other than an order issued at the request of us or any restricted subsidiary.

The term “capital stock” is defined in the indenture as any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in corporate stock.

Defeasance

The indenture provides us with the option to discharge us from (a) all obligations of the debt securities of a series (except for administrative obligations) or (b) compliance with the covenants of the indenture with respect to such series. To exercise either option we must irrevocably deposit in trust with the indenture trustee money or obligations of, or guaranteed by, the United States sufficient to pay all of the principal of (including any mandatory redemption payments), premium, Additional Amounts and interest on the debt securities on the dates the payments are due. To exercise either option, we are required to deliver to the indenture trustee an opinion of tax counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for Federal income tax purposes. To exercise the option described in clause (a) above, the tax opinion must be based on a ruling of the Internal Revenue Service.

Form, Registration, Transfer and Exchange

Each series of debt securities will be issued in fully registered form without coupons or in bearer form with or without coupons. Unless the applicable prospectus supplement provides otherwise, registered debt securities will be issued in denominations of $1,000 or integral multiples thereof and debt securities issued in bearer form will be issued in the denomination of $5,000. The indenture provides that debt securities may be issued in global form. If any series of debt securities is issuable in global form, the applicable prospectus supplement will describe the circumstances, if any, under which beneficial owners of interests in any of those global debt securities may exchange their interests for debt securities of that series and of like tenor and principal amount in any authorized form and denomination.

Holders may present debt securities for exchange, and registered debt securities for transfer, in the manner, at the places and subject to the restrictions set forth in the indenture, the debt securities and the applicable prospectus supplement. Holders may transfer debt securities in bearer form and the coupons, if any, appertaining to the debt securities will be transferable by delivery. There will be no service charge for any registration of transfer of registered debt securities or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charges that may be imposed in connection with any registration of transfer or exchange. Bearer securities will not be issued in exchange for registered securities.

In the event of any redemption of debt securities of any series, we will not be required to:

•	issue, register the transfer of or exchange debt securities of that series during a period of 15 days next preceding the mailing of a notice of redemption of securities of the series to be redeemed;

•	register the transfer of or exchange any registered debt security called or being called for redemption, except the unredeemed portion of any registered debt security being redeemed in part; or

•	exchange any bearer security called for redemption except, to the extent provided with respect to any series of debt securities and referred to in the applicable prospectus supplement, to exchange the bearer security for a registered debt security of like tenor and principal amount that is immediately surrendered for redemption.

Global Securities

The debt securities of each series may be issued in whole or in part in global form. A debt security in global form will be deposited with, or on behalf of, a depositary, which will be named in an applicable prospectus supplement. A global security may be issued in either registered or bearer form and in either temporary or definitive form. A global debt security may not be transferred, except as a whole, among the depositary for such debt security and/or its nominees and/or successors. If any debt securities of a series are issuable as global securities, the applicable prospectus supplement will describe any circumstances when beneficial owners of interests in any global security may exchange those interests for definitive debt securities of like tenor and principal amount in any authorized form and denomination and the manner of payment of principal and interest on any global debt security.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of the interest on any debt securities (other than bearer securities) on any interest payment date will be made to the person in whose name the debt securities are registered.

Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium, Additional Amounts and interest on the debt securities (other than bearer securities) of a particular series will be payable at the office of the paying agents designated by us. Unless otherwise indicated in the prospectus supplement, the principal corporate trust office of the trustee in The City of New York will be designated as sole paying agent for payments with respect to debt securities of each series.

All moneys paid by us to a paying agent or the trustee for the payment of the principal, premium additional amounts or interest on a debt security which remains unclaimed at the end of one year will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indenture and debt securities will be governed by and construed under the laws of the State of New York, without regard to conflicts of laws principles thereof.

PLAN OF DISTRIBUTION

We may sell the securities (a) through agents; (b) through underwriters or dealers; (c) directly to one or more purchasers; or (d) through a combination of any of these methods of sale. We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

LEGAL OPINIONS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for us by Choate, Hall & Stewart LLP, Boston, Massachusetts. Matters of Nevada law will be passed upon by Woodburn and Wedge, Reno, Nevada. Unless otherwise indicated in the applicable prospectus supplement, legal matters in connection with the offered securities will be passed upon for the underwriter(s), dealer(s) or agent(s) by Dewey Ballantine LLP, New York, New York.

EXPERTS

The consolidated financial statements, the related financial statement schedule and management’s report on the effectiveness of internal control over financial reporting, incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2005, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

You should rely only on the information contained in this prospectus supplement. We have not authorized anyone to provide information different from that contained in this prospectus supplement. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement, or of any sale of our common stock.

Prospectus Supplement

20,000,000 Shares

Common Stock

Deutsche Bank Securities

Prospectus Supplement

August 9, 2006